UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2010

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA		19355
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 16, 2010, the Board of Directors (the “Board”) of Auxilium Pharmaceuticals, Inc. (the “Company”) voted to appoint Mr. Peter C. Brandt as a director of the Company, subject to Mr. Brandt’s acceptance of the offer to join the Board. On December 16, 2010, Mr. Brandt accepted the offer.

Mr. Brandt served as President, Chief Executive Officer, and a member of the Board of Directors of Noven Pharmaceuticals, Inc. (“Noven”) from April 2008 to August 2009, at which time Noven was acquired by Hisamitsu Pharmaceutical, Co., Inc. Since September 2010, Mr. Brandt has served on the Board of Directors of Rexahn Pharmaceuticals, Inc. From January 2006 to May 2007, Mr. Brandt was the President of U.S. Pharmaceuticals Operations at Pfizer Inc. (“Pfizer”). From January 2004 to December 2006, Mr. Brandt was President of Pfizer’s Latin America Pharmaceuticals Operations, and Senior Vice President of Finance, Information Technology, Planning and Business Development, and Pfizer Health Solutions. Mr. Brandt also held global pharmaceuticals responsibilities for Finance, Planning and Business Development, and Pfizer Health Solutions from 1998 to 2004. Mr. Brandt began his 28-year career at Pfizer in Finance.

Mr. Brandt earned his MBA in finance and accounting from Columbia University and his BA in economics and marketing from the University of Connecticut.

On December 16, 2010, the Company granted a nonqualified stock option to purchase 15,000 shares of Company common stock to Mr. Brandt. The option was granted under the Company’s 2004 Equity Compensation Plan, as amended and restated, and is governed by the terms and conditions of such plan and the Company’s standard form nonqualified stock option agreement, including provision for immediate vesting upon a change of control of the Company. The option will be fully vested on December 16, 2011 and has an exercise price per share of $21.49, the closing price per share of the Company’s common stock on the NASDAQ Global Market on the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: December 20, 2010	By:	/s/ Jennifer Evans Stacey

Jennifer Evans Stacey, Esq.

Executive Vice President, General Counsel, Human Resources and Secretary